Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

THE PREFERENCES OF PREFERRED STOCK

OF

TITAN ENVIRONMENTAL SOLUTIONS INC.

The undersigned, Glen Miller, certifies that:

A. He is the Chief Executive Officer and Secretary of Titan Environmental Solutions Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”);

B. The Certificate of Incorporation of the Corporation, as amended through the date hereof (the “Certificate of Incorporation”), authorizes a class of stock designated as Preferred Stock, with a par value of $0.0001 per share (the “Preferred Class”), comprising Twenty Five Million (25,000,000) shares, and provides that the board of directors of the Corporation (“Board of Directors”) shall fix the designation and number of shares of each series of the Preferred Class and may determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the Preferred Class;

C. The Board of Directors previously created a new series of preferred stock consisting of Six Hundred Thirty Thousand Nine Hundred (630,900) shares, designated as the “Series A Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock in the Certificate of Designation of the Preferences of Preferred Stock of the Company, filed with the State of Nevada on January 10, 2024,

D. The Board of Directors previously authorized and issued an additional Six Hundred Twelve Thousand (612,000) shares of Series A Convertible Preferred Stock having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock in the Certificate of Designation of the Preferences of Preferred Stock of the Company, filed with the State of Nevada on May 20, 2024,

E. The Board of Directors believes it to be in the best interests of the Corporation to authorize and issue an additional Three Hundred Twenty Five Thousand (325,000) shares of Series A Convertible Preferred Stock;

F. Pursuant to the authority granted by the Certificate of Incorporation, the Board of Directors has duly adopted the recitals and resolutions set out below:

WHEREAS, the Certificate of Incorporation authorize the issuance of up to 25,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors, subject to limitations prescribed by law or by the Certificate of Incorporation, to provide, out of the unissued Preferred Stock, for one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, privileges, and restrictions of the shares of such series; and

WHEREAS, the Corporation has previously authorized the issuance of 1,242,900 shares of Series A Convertible Preferred Stock, and the Board of Directors desires to increase the number of authorized shares of Series A Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of the new Series A Convertible Preferred Stock and does hereby, in this Certificate of Designation of Preferences of Preferred Stock (the “Certificate of Designation”), establish and fix and herein state and express the number of shares, designation, rights, preferences, privileges, and restrictions of such series of Preferred Shares as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” has the meaning set forth in Section 7(d)(i).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”, or any other similar orders or restrictions, or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiary which would entitle the holder thereof at any time to acquire shares of Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” has the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred in accordance with the terms hereof.

“Distribution” has the meaning set forth in Section 7(c).

“DTC” has the meaning set forth in Section 6(b)(i).

“Fundamental Transaction” has the meaning set forth in Section 7(d)(i).

“Liquidation” has the meaning set forth in Section 5.

“Liquidation Preference” has the meaning set forth in Section 5.

“Notice of Conversion” has the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred, regardless of the number of transfers of any particular shares of Series A Preferred and regardless of the number of certificates which may be issued to evidence such Series A Preferred.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Rights” has the meaning set forth in Section 7(b).

“Securities” means the Series A Preferred and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Holder” has the meaning set forth in Section 2.

“Series A Preferred” has the meaning set forth in Section 2.

“Share Delivery Date” has the meaning set forth in Section 6(b)(i).

“Subsidiary” means any Person that is, directly or indirectly, controlled by the Corporation, whether now existing or that may be formed from time to time after the date of the Certificate of Designation.

“Successor Entity” has the meaning set forth in Section 7(d)(iv).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means Equity Stock Transfer, the current transfer agent of the Corporation, with a mailing address of 237 West 37th Street, Suite 602, New York, NY 10018, and a facsimile number of (347) 584-3644, and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series A Preferred.

Section 2. Designation, Amount and Par Value. The series of preferred stock designated herein is Series A Convertible Preferred Stock (the “Series A Preferred”) and the number of shares so designated is One Million Five Hundred Sixty Seven Thousand Nine Hundred (1,567,900) (which shall not be subject to increase without the written consent of all of the holders of the Series A Preferred (each, a “Series A Holder” and collectively, the “Series A Holders”)). Each share of Series A Preferred has a par value of $0.0001 per share.

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Series A Holders are entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred equal (on an as-if-converted-to-Common-Stock basis disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision.

Section 4. Voting Rights. The Series A Preferred will vote together with the Common Stock on an as-converted basis. However, as long as any shares of Series A Preferred are outstanding, the Corporation shall not, without the affirmative vote of the Series A Holders of a majority of the then outstanding shares of the Series A Preferred (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series A Preferred, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. The Series A Holders shall be entitled to receive out of the assets of the Corporation, whether capital or surplus, the same amount that a holder of Common Stock would receive if the Series A Preferred were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock, which such amounts following the Liquidation Preference shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation to each Series A Holder not less than thirty (30) days prior to the payment date stated therein.

Section 6. Conversion.

(a) Conversions at Option of Series A Holder. Each share of Series A Preferred shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the Series A Holder thereof, into one hundred (100) fully paid and nonassessable share of Common Stock. Series A Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred to be converted, the number of shares of Series A Preferred owned prior to the conversion at issue, the number of shares of Series A Preferred owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series A Holder delivers by e-mail such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred, a Series A Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred to the Corporation unless all of the shares of Series A Preferred represented thereby are so converted, in which case such Series A Holder shall deliver the certificate representing such shares of Series A Preferred promptly following the Conversion Date at issue. Shares of Series A Preferred converted into Common Stock shall be canceled and shall not be reissued.

(b) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Series A Holder (A) the number of Conversion Shares being acquired upon the conversion of the Series A Preferred, and (B) a bank check in the amount of accrued and unpaid dividends, if any. The Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically either (x) electronically through the Depository Trust Company or another established clearing corporation performing similar functions (“DTC”), or (y), if the Corporation is not participating in DTC, the Corporation shall cause the book entry issuance, or issue and deliver (via reputable overnight courier) to the address as specified in the Notice of Conversion, a certificate, registered in the name of the Series A Holder or its designee, for the number of shares of Common Stock to which the Series A Holder is entitled pursuant to such conversion. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Series A Holder by the Share Delivery Date, the Series A Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Series A Holder any original Series A Preferred certificate delivered to the Corporation and the Series A Holder shall promptly return to the Corporation the Conversion Shares issued to such Series A Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Series A Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Series A Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Series A Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Series A Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Series A Holder. In the event a Series A Holder shall elect to convert any or all of its Series A Preferred, the Corporation may not refuse conversion based on any claim that such Series A Holder or anyone associated or Affiliated with such Series A Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Series A Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred of such Series A Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Series A Holder in the amount of 150% of the closing sale price as of such time of determination of the shares of Common Stock underlying such Series A Preferred (without regard to any limitation on conversion set forth herein) which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Series A Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Series A Holder such Conversion Shares pursuant to Section 6(b)(i) by the applicable Share Delivery Date applicable to such conversion, the Corporation shall pay to such Series A Holder, in cash, as liquidated damages and not as a penalty, an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to such Series A Holder on or prior to such Share Delivery Date and to which such Series A Holder is entitled, and (B) any trading price of the Common Stock selected by such Series A Holder in writing as in effect at any time during the period beginning on the date of the delivery by such Series A Holder to the Corporation of the applicable Notice of Conversion and ending on such Share Delivery Date. Nothing herein shall limit a Series A Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Series A Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Series A Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Series A Holder, if the Corporation fails for any reason to deliver to a Series A Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(b)(i), and if after such Share Delivery Date such Series A Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Series A Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Series A Holder of the Conversion Shares which such Series A Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Series A Holder (in addition to any other remedies available to or elected by such Series A Holder) the amount, if any, by which (x) such Series A Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Series A Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Series A Holder, either reissue (if surrendered) the shares of Series A Preferred equal to the number of shares of Series A Preferred submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Series A Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(i). For example, if a Series A Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Series A Holder $1,000. The Series A Holder shall provide the Corporation written notice indicating the amounts payable to such Series A Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Series A Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series A Preferred as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Series A Holder (and the other holders of the Series A Preferred), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A Preferred. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred. In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion of the Series A Preferred, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to such fraction of a share of Common Stock multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding the applicable conversion of the Series A Preferred. If more than one share of the Series A Preferred is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred so surrendered. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Series A Holder from converting fractional shares of Series A Preferred.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of Series A Preferred shall be made without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series A Holder of such shares of Series A Preferred, and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof has paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while Series A Preferred is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on account of outstanding shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, Series A Preferred), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then, the number of shares of Series A Preferred held by each Series A Holder shall be appropriately increased or decreased proportionately (on an as-if-converted-to-Common-Stock basis) to reflect the occurrence of any such event listed in clauses (i)-(iv) above. Any adjustment made pursuant to this Section 7(a) shall become le immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if, at any time, the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Series A Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Series A Holder could have acquired if the Series A Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Series A Holder’s Series A Preferred (without regard to any limitations on conversion hereof) immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.

(c) Pro Rata Distributions. During such time as any Series A Preferred is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series A Preferred, then, in each such case, each Series A Holder will be entitled to participate in such Distribution to the same extent that the Series A Holder would have participated therein if such Series A Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

(d) Fundamental Transaction.

(i) If, at any time while any Series A Preferred is outstanding, (A) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) that has been accepted by the holders of 50% or more of the outstanding Common Stock is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, (D) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Corporation, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group of Persons acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred, the Series A Holder has the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation, or of the Corporation if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction (the “Alternate Consideration”) by a holder of the number of shares of Common Stock for which Series A Preferred is convertible immediately prior to such Fundamental Transaction.

(ii) If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Series A Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred following such Fundamental Transaction.

(iii) To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions, and issue to the Series A Holders new preferred stock consistent with the foregoing provisions and evidencing the Series A Holders’ right to convert such preferred stock into Alternate Consideration.

(iv) The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation pursuant to written agreements in form and substance reasonably satisfactory to the Series A Holders and approved by the Series A Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of any Series A Holder of Series A Preferred, deliver to any Series A Holder, in exchange for Series A Preferred, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A Preferred which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of Series A Preferred (without regard to any limitations on the conversion of the Series A Preferred) prior to such Fundamental Transaction, and which is reasonably satisfactory in form and substance to such Series A Holder.

(v) Upon the occurrence of any such Fundamental Transaction, the Successor Entity (A) shall succeed to, and be substituted for the Corporation (so that from and after the date of such Fundamental Transaction the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), (B) may exercise every right and power of the Corporation, and (C) shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Notice to the Series A Holders.

(i) Notice of Certain Adjustments. Whenever an adjustment is made pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Series A Holder, by email, a notice setting forth a brief statement of such adjustment and the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Series A Holder. If (A) the Corporation declares a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation declares a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation authorizes the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation is required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation authorizes the voluntary or involuntary dissolution, liquidation, or winding-up of the affairs of the Corporation, then, in each case, the Corporation shall, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, (I) cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred, and (II) cause to be delivered by email to each Series A Holder at its last email address as it appears on the stock books of the Corporation, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and (z) the date as of which it is expected that holders of the Common Stock of record are entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any Subsidiary, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(iii) The Series A Holder shall remain entitled to convert the Series A Preferred during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Series A Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 300 E. Long Lake Road, Suite 100A, Bloomfield Hills, Michigan 48304, email at gmiller@titancares.com or at such other physical address or e-mail address as the Corporation may specify for such purposes by notice to the Series A Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Series A Holder at the e-mail address, or address of such Series A Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder are deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 8 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section 8 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends, and accrued interest, as applicable, on the shares of Series A Preferred at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series A Preferred Certificate. If a Series A Holder’s Series A Preferred certificate is mutilated, lost, stolen, or destroyed, the Corporation shall execute and deliver, in exchange and substitution for, and upon cancellation of, a mutilated certificate, or in lieu of, or in substitution for, a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft, or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. The Corporation and each Series A Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Series A Holder commences an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation, and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Series A Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Series A Holder. The failure of the Corporation or a Series A Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Series A Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Series A Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is determined to be invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, this Certificate of Designation shall nevertheless remain applicable to all other Persons and circumstances.

(g) Next Business Day. Whenever any payment or other obligation hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation, and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

The undersigned declares, under penalty of perjury under the laws of the State of Nevada, that the matters set forth in this Certificate of Designation are true and correct to the knowledge of the undersigned. The undersigned hereby signs this Certificate of Designation on June 13, 2024.

/s/ Glen Miller
Glen Miller, President

/s/ Michael Jansen
Michael Jansen, Secretary

NOTICE OF CONVERSION

(To be Executed by the Registered Series A Holder in order to Convert Shares of Series A Preferred)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Titan Environmental Solutions Inc. a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Series A Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________

Number of shares of Series A Convertible Preferred owned prior to Conversion: __________

Number of shares of Series A Convertible Preferred to be Converted: __________________

Number of shares of Common Stock to be Issued: _____________________________________

Number of shares of Series A Convertible Preferred subsequent to Conversion: __________

Address for Delivery:	_____________________________________

_____________________________________

_____________________________________

SERIES A HOLDER

By:
Name:
Title: